Exhibit 99.1

National  Bank  Holdings  Corporation Announces
$1,000 Bonus For More Than  Half Of Its  Associates

GREENWOOD VILLAGE, Colo., (PR Newswire) – National Bank Holdings Corporation (NYSE:NBHC) announced today its plan to deliver a $1,000 bonus to all of its non-commissioned associates who earn a base salary of less than $50,000 annually and are in good standing. This move is in part a response to the recently enacted tax legislation, which is anticipated to have a positive impact on the U.S. economy.

National Bank Holdings Corporation Chairman, President & CEO, Tim Laney, said “Our greatest asset is our people, and we are proud to continue investing in them and recognizing their contributions to our growth and success. We are capitalizing on the tax reform to demonstrate our continued commitment to attract and retain top banking professionals, who are focused on serving our clients and our communities.  This bonus will positively impact more than 50 percent of our teammates, including the Peoples associates who will join our Company, effective January 1, 2018.  This bonus is another example of the actions we take to provide a best-in-class and highly-competitive total benefits package, including quality medical and dental coverage, a generous 401(k) match, attractive incentive plans and an associate stock ownership plan. We are particularly proud of our Company’s success in holding health care costs down for our associates given external pressures, while providing associates and their families access to excellent care.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise that delivers high quality client service and is committed to shareholder results. National Bank Holdings Corporation operates a network of 85 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas. Upon closing of the Peoples, Inc. acquisition in early 2018, National Bank Holdings Corporation will expand its presence in the attractive markets of Colorado Springs in Colorado, Johnson and Douglas Counties in Kansas, and Albuquerque and Taos in New Mexico. The acquisition will result in over 100 banking centers to serve our clients across our footprint. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites: Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw; Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks; Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank; or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors: Media:

Brian Lilly, 720-529-3315 Whitney Bartelli, 816-298-2203

Chief Financial Officer; Chief of M&A and Strategy Chief Marketing Officer

blilly@nationalbankholdings.com whitney.bartelli@nbhbank.com